EMS15 ===================== ACTIONS TO BE TAKEN

===============================

EVENT: 5863625 220 EXCHANGE OFFER            ISO: EXOF

STAT.: VAL            Reverse Modified Dutch Auction

MODEL:            MAIN SECURITY: 278054 PANAMA, REPUBLIC OF

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DEFAULT ACT.: NA    NO ACTION            CONTACT PERSON: INFO2

X4245_________

INSTR.SENDING:  Y INSTR(OPT. 1): 63

CERTIF.TO AGT: _ _________________________________________________

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(I) INSERT (R) REPEAT (D) DELETE (B) ADD STN BEFORE    | 50 CHAR. LIMIT

_     INSTRUCTIONS SENT VIA MT568 OR MT599 MUST BE RECEIVED BY..........

_     10:00 ONE BUSINESS DAY BEFORE THE EUROCLEAR BANK DEADLINE.........

_                                                  ................

_     -----------------------SUMMARY OF THE OFFER-----------------------

_     ------------------------------------------------------------------

_     THE REPUBLIC OF PANAMA INVITES THE HOLDERS OF ABOVE-MENTIONED BONDS.....

_     TO SUBMIT, IN A REVERSE MODIFIED DUTCH AUCTION, OFFERS TO...

_     EXCHANGE SUCH BONDS FOR U.S. DOLLAR-DENOMINATED AMORTIZING GLOBAL..

_     BONDS DUE 2036 ON THE TERMS AND SUBJECT TO THE CONDITIONS DESCRIBED IN THE PROSPECTUS SUPPLEMENT DATED JANUARY 10, 2006.

................

_     ------------------------------------------------------------------

_                                                  ................

_     INSTRUCTION REQUIREMENTS                     ................

_     ------------------------                    ................

_                                                   ................

_     1/ VIA EUROCLEAR                     ................

_                                                  ................

_     TO EXCHANGE THE SECURITIES AND TAKE PART IN THE REVERSE MODIFIED..

_     DUTCH AUCTION, PLEASE SEND AN INSTRUCTION TYPE 63 BEFORE 17:30....

_     BRUSSELS TIME ON 17/01/06.                     ................

_                                                  ................

_     IN FIELD :72 : PLEASE MENTION ‘COMPETITIVE OFFER’ OR..............

_     ‘NONCOMPETITIVE OFFER’. IN CASE YOU SUBMIT A COMPETITIVE OFFER, YOU.

_     ALSO HAVE TO MENTION AN OFFER SPREAD.                     ................

_                                             ................

_     MENTION A CONTACT NAME AND TELEPHONE NUMBER IN : 72:: IN CASE WE..

_     HAVE A PROBLEM PROCESSING YOUR INSTRUCTION         ................

_                                             ................

_     BY SENDING INSTRUCTIONS, YOU AUTHORISE EUROCLEAR BANK TO DISCLOSE.

_     YOUR NAMES, ACCOUNT NUMBERS, HOLDINGS AND CONTACT DETAILS.........

_                                             ................

_     2/ VIA JOINT DEALER MANAGER                        ................

_                                             ................

_     BONDHOLDERS ALSO HAVE THE OPTION TO SUBMIT THEIR INSTRUCTIONS.....

_     THROUGH THE JOINT DEALER MANAGERS AND BLOCK THEIR POSITION AFTER EXPIRY. IN THIS CASE, BONDHOLDERS HAVE TO SEND AN INSTRUCTION TYPE 63 FOR.....

_     BLOCKING PURPOSES ONLY. MENTION IN FIELD :72 : INSTRUCTION TO.....

_     BLOCK, JOINT DEALER MANAGER INSTRUCTED DIRECTLY.            ..............

_                                                  ................

_     DOCUMENTATION                                ..............

_     -------------                         ................

_     DUE TO LEGAL RESTRICTIONS, EUROCLEAR IS NOT ALLOWED TO MAKE THE...

_     OFFER DOCUMENTATION AVAILABLE.                         ................

_                                                  ................

_     TO OBTAIN A COPY OF THE OFFER DOCUMENTATION, PLEASE CONTACT THE...

_     EXCHANGE AGENT, CITIBANK, N.A.:                         ................

_                                                 ................

_     CITIGROUP CENTRE, CANADA SQUARE, CANARY WHARF ................

_     LONDON E14 5LB                                     ................

_     ATTENTION: EXCHANGE OPERATIONS                         ................

_     REFERENCE: REPUBLIC OF PANAMA EXCHANGE OFFER     ................

_     FAX: +44 20 7508 3866                             ................

_     TEL: +44 20 7508 3867                             ................

_     E-MAIL: EXCHANGE.GATS(AT)CITIGROUP.COM         ................

_                                             ................

_     TO TAKE NO ACTION                                 ................

_     ------------------                         ................

_     IF YOU ARE USING EUCLID SEND AN INSTRUCTION TYPE 54, SUBTYPE NOAC.

_     IF YOU ARE USING VERSION 5.1, 6.0, 6.1 OR 7.0:     ................

_     -MENTION ‘EVNB:CA00000XXXXXXX’ IN : 72: WHERE XXXXXXX IS THE.....

_     EVENT NUMBER                                              ................

_                                                   ................

_     ON THE EXPIRY DATE, THE DEFAULT ACTION, IF ANY, WILL ALSO BE<.....

_     APPLIED ON THE SECURITIES HOLDING FOR WHICH A NO ACTION<..........

_     INSTRUCTION HAS BEEN SENT.                     ................

EMS14 =================== EVENT DETAILS NARRATIVE

=============================

EVENT: 5863625 220 EXCHANGE OFFER                     ISO: EXOF

STAT.:             VAL Reverse Modified Dutch Auction

MODEL:             MAIN SECURITY: 278054 PANAMA, REPUBLIC OF

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(I) INSERT (R) REPEAT (D) DELETE (B) ADD STN BEFORE     | 50 CHAR. LIMIT

_     THE REPUBLIC OF PANAMA INVITES THE HOLDERS OF 2020 BONDS, 2023 BONDS, 2027 BONDS, 2029 BONDS AND 2034 BONDS TO SUBMIT, IN A REVERSE MODIFIED DUTCH AUCTION, OFFERS TO...

_     EXCHANGE SUCH BONDS FOR U.S. DOLLAR-DENOMINATED AMORTIZING GLOBAL

_     BONDS DUE 2036 ON THE TERMS AND SUBJECT TO THE CONDITIONS DESCRIBED IN THE PROSPECTUS SUPPLEMENT DATED JANUARY 10, 2006.

................

_                                ................

_     EXCHANGE RATIO                         ................

_     --------------                         ................

_     IF THEIR OFFER IS ACCEPTED, HOLDERS WILL RECEIVE, IN EXCHANGE FOR.

_     EACH USD 1,000 OF PRINCIPAL AMOUNT OF THE SERIES OF OLD BONDS.....

_     BEING EXCHANGED, A PRINCIPAL AMOUNT OF 2036 BONDS EQUAL TO:.......

_                                                  ................

_     USD 1,000 X THE PRODUCT OF THE RELEVANT OLD BOND EXCHANGE PRICE/THE 2036 BOND ISSUE PRICE, PLUS AN AMOUNT IN CASH IN RESPECT OF ROUNDING AND ACCRUED INTEREST, IF ANY.

_                                                  ................

_     PLEASE REFER TO THE PROSPECTUS SUPPLEMENT FOR MORE INFORMATION ON...

_     THE CALCULATION OF THE OLD BOND EXCHANGE PRICE AND OF THE 2036....

_     BOND ISSUE PRICE.                     ................

_                                                      ................

_     ACCRUED INTEREST                     ................

_     ----------------                             ................

_     ACCRUED BUT UNPAID INTEREST FROM THE LAST INTEREST PAYMENT DATE...

_     TO, BUT NOT INCLUDING THE SETTLEMENT DATE FOR EACH RELEVANT OLD BOND ON THE OUTSTANDING PRINCIPAL AMOUNT OF YOUR OLD BONDS ACCEPTED FOR EXCHANGE WILL ALSO BE PAID.......

_                                                      ................

_     COMPETITIVE AND NONCOMPETITIVE OFFERS             ................

_     -------------------------------------         ................

_     A/ COMPETITIVE OFFERS                         ................

_                                              ................

_     A COMPETITIVE OFFER SPECIFIES WITH RESPECT TO THE RELEVANT SERIES.

_     OF OLD BONDS THE MAXIMUM SPREAD LOWER THAN THE MAXIMUM CLEARING SPREAD ANNOUNCED BY PANAMA THAT HOLDERS WOULD ACCEPT AS THE CLEARING SPREAD FOR THEIR OLD....

_     BONDS (‘OFFER SPREAD’).                             ................

_                                    ................

_     IF HOLDERS ELECT TO SUBMIT A COMPETITIVE OFFER, THEIR OFFER SPREAD

_     MUST BE EXPRESSED AS A PERCENTAGE AND ONLY IN INCREMENTS OF

0.01 PCT.                                         .................

_                                                      ................

_     IF HOLDERS SUBMIT A COMPETITIVE OFFER AND PANAMA ACCEPTS THE......

_     COMPETITIVE OFFER, HOLDERS WILL BE ENTITLED TO THE BENEFIT OF THE.

_     APPLICABLE CLEARING SPREAD, EVEN IF THEY SPECIFIED A HIGHER SPREAD

_     IN THEIR COMPETITIVE OFFER. IF, HOWEVER, HOLDERS SPECIFY A SPREAD.

_     THAT IS LOWER THAN THE CLEARING SPREAD SELECTED BY PANAMA FOR THE RELEVANT SERIES OF OLD BONDS, THEY...

_     WILL NOT BE ENTITLED TO PARTICIPATE IN THE EXCHANGE OF THE OLD....

_     BONDS FOR THE 2036 BONDS.                             ................

_                                                         ................

_     B/ NONCOMPETITIVE OFFERS                             ................

_                                                          ................

_     A NONCOMPETITIVE OFFER DOES NOT SPECIFY AN OFFER SPREAD, OR.......

_     SPECIFIES AN OFFER SPREAD THAT IS EQUAL TO OR GREATER THAN THE.......

_     MAXIMUM CLEARING SPREAD ANNOUNCED BY PANAMA ................

_                                                         ................

_     IF HOLDERS SUBMIT A NONCOMPETITIVE OFFER AND PANAMA ACCEPTS THEIR.

_     NONCOMPETITIVE OFFER, THEY WILL BE ENTITLED TO THE BENEFIT OF THE APPLICABLE CLEARING SPREAD WHICH WILL BE EQUAL TO OR LOWER THAN THE MAXIMUM..

_     APPLICABLE CLEARING SPREAD ANNOUNCED BY PANAMA. ................

_                                                              ................

_     PRORATION                     ................

_     ---------                                                      ................

_     ALL OFFERS, INCLUDING NONCOMPETITIVE OFFERS, MAY BE SUBJECT TO.....

_     PRORATION. PLEASE REFER TO THE OFFER DOCUMENTATION FOR MORE.......

_     INFORMATION ON THE PRORATION.             ................

_                                                              ................

ROUNDING

BECAUSE PANAMA WILL ISSUE 2036 BONDS ONLY IN MINIMUM DENOMINATIONS OF USD 1,000 AND INTEGRAL MULTIPLES OF USD 1,000 IN EXCESS THEREOF, THE AGGREGATE PRINCIPAL AMOUNT OF THE 2036 BONDS THAT WILL BE ISSUED TO ANY EXCHANGING BONDHOLDER PURSUANT TO ALL OF ITS ACCEPTED EXCHANGE

OFFERS, IF NOT AN INTEGRAL MULTIPLE OF USD 1,000, WILL BE ROUNDED DOWNWARD TO THE NEAREST INTEGRAL MULTIPLE OF USD 1,000, AND YOU WILL RECEIVE AN AMOUNT IN CASH IN U.S. DOLLARS IN RESPECT OF SUCH ROUNDING EQUAL TO THE DECREASE IN AGGREGATE PRINCIPAL AMOUNT OF THE 2036 BONDS THAT YOU WILL RECEIVE AS A RESULT OF SUCH ROUNDING MULTIPLIED BY THE 2036 BOND ISSUE PRICE.

_     EXPIRATION DATE                                              ................

_     ---------------                                          ................

_     THE OFFER WILL EXPIRE AT 16:30 NEW YORK CITY TIME ON 17/01/06.....

_                                                  ................

_     WITHDRAWAL RIGHTS                     ................

_     -----------------                                 ................

_     THE EXCHANGE OFFER WILL BECOME IRREVOCABLE UPON EXPIRATION OF THE INVITATION, AT 4:30 P.M. NEW YORK CITY TIME ON 01/17/06, UNLESS EXTENDED OR EARLIER TERMINATED. ANY...

_     EXCHANGE OFFERS MAY BE WITHDRAWN PRIOR TO THE EXPIRATION OF THE...

_     INVITATION ON THE EXPIRATION DATE IN ACCORDANCE WITH THE PROCEDURES DESCRIBED IN THE PROSPECTUS SUPPLEMENT.             ................

_                                                      ................

_     RESTRICTIONS                                              ................

_     ------------                                          ................

_     THE OFFER IS SUBJECT TO SEVERAL RESTRICTIONS. PLEASE REFER TO THE.

_     PROSPECTUS SUPPLEMENT, ‘JURISDICTIONAL RESTRICTIONS’, FOR MORE......

_     DETAILS ON THE RESTRICTIONS.                             ................

_                                                          ................

_     SPREAD ANNOUNCEMENT                                 ................

_     -------------------                                          ................

_     THE ANNOUNCEMENT OF 2036 BOND SPREAD AND MAXIMUM CLEARING SPREADS.

_     ON OLD BONDS WILL OCCUR AT OR AROUND 9:00 NEW YORK CITY TIME ON...

_     17/01/06                                          ................

_                                                          ................

_     SETTLEMENT DATE             ................

_     ---------------                                                                  ................

_     SETTLEMENT DATE IS EXPECTED TO BE ON 26/01/06 ................

PANAMA HAS FILED A REGISTRATION STATEMENT (INCLUDING A PROSPECTUS) WITH THE SEC FOR THE OFFERING TO WHICH THIS COMMUNICATION RELATES. BEFORE YOU INVEST, YOU SHOULD READ THE PROSPECTUS IN THAT REGISTRATION STATEMENT AND OTHER DOCUMENTS PANAMA HAS FILED WITH THE SEC FOR MORE COMPLETE INFORMATION ABOUT PANAMA AND THIS OFFERING. YOU MAY GET THESE DOCUMENTS FOR FREE BY VISITING EDGAR ON THE SEC WEBSITE AT WWW.SEC.GOV. ALTERNATIVELY, YOU MAY OBTAIN THESE DOCUMENTS FREE OF CHARGE BY CONTACTING THE INFORMATION AGENT, THE EXCHANGE AGENT, THE LUXEMBOURG EXCHANGE AGENT OR ONE OF THE JOINT DEALER MANAGERS. THE REGISTRATION STATEMENT REFERRED TO ABOVE (INCLUDING THE PROSPECTUS) IS INCORPORATED HEREIN BY REFERENCE AND MAY BE ACCESSED BY CLICKING THE FOLLOWING HYPERLINK: http://www.sec.gov/Archives/edgar/data/76027/000119312505214438/dsba.ht m.

_                                                                 ................

_     INFORMATION AGENT                                     ................

_     -----------------                                     .................

_     D.F. KING AND CO., INC.                                     ................

_     48 WALL STREET                                     ................

_     NEW YORK, NEW YORK 10005                                     ................

_     UNITED STATES                                                  ................

_                                                          ................

_     EXCHANGE AGENT                         ................

_     --------------                                     ................

_     CITIBANK, N.A.                                     ................

_     CITIGROUP CENTRE, CANADA SQUARE, CANARY WHARF ................

_     LONDON E14 5LB                                         .................

_     ATTENTION: EXCHANGE OPERATIONS                                          ................

_     REFERENCE: REPUBLIC OF PANAMA EXCHANGE OFFER                             ................

_     FAX: +44 20 7508 3866                                         .................

_     TEL: +44 20 7508 3867                                         .................

_     E-MAIL: EXCHANGE.GATS(AT)CITIGROUP.COM                                 ................

_                                                                       ................

_     JOINT DEALER MANAGERS                                 ................

_     ---------------------                                                                  ................

_     HSBC SECURITIES (USA) INC.             J.P. MORGAN SECURITIES INC..

_     452 FIFTH AVENUE, TOWER 3             270 PARK AVENUE.............

_     NEW YORK, NEW YORK 10018             NEW YORK, NEW YORK 10017....

_     UNITED STATES                     UNITED STATES...............

_     TOLL-FREE: 1-866-898-6997            TOLL-FREE: 1-877-217-2484...

_     COLLECT: 1-212-525-5319             COLLECT: 1-212-834-7306.....